As filed with the Securities and Exchange Commission on August 4, 2017

Registration No. 333-200432

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMMUNOGEN, INC.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2726691
(State of Incorporation)	(I.R.S. Employer Identification Number)

830 Winter Street

Waltham, Massachusetts 02451

(781) 895-0600

(Address of Principal Executive Offices)

IMMUNOGEN, INC.
2006 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Craig Barrows
Executive Vice President, General Counsel and Secretary
ImmunoGen, Inc.
830 Winter Street
Waltham, Massachusetts 02451
(781) 895-0600

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

ImmunoGen, Inc. (the “Company”) is filing this post-effective amendment to deregister certain of the securities originally registered pursuant to the Registration Statement on Form S-8 (File No. 333-200432), filed with the Securities and Exchange Commission on November 21, 2014 by the Company (the “Registration Statement”) with respect to shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), thereby registered for issuance under the Company’s 2006 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2006 Plan”).  An aggregate of 5,501,602 shares of Common Stock were registered for issuance under the 2006 Plan pursuant to the Registration Statement.

On December 9, 2016, the Company’s shareholders approved the Company’s 2016 Employee, Director and Consultant Equity Incentive Plan (the “2016 Plan”), which replaced the 2006 Plan.  Following the approval of the 2016 Plan, no future awards were allowed to be made under the 2006 Plan after December 9, 2016.  As of the close of business on December 9, 2016, 1,169,987 shares of Common Stock were otherwise reserved and available for issuance under future awards under the 2006 Plan.  Accordingly, 1,169,987 shares are hereby deregistered.

The maximum number of shares of Common Stock reserved and available for issuance under the 2016 Plan includes the number of shares underlying any grants previously made under the 2006 Plan that are forfeited, canceled or terminated (other than by exercise) on or after December 9, 2016.  An additional 1,594,909 shares (the “First Additional Carried Forward Shares”) registered under the Registration Statement have been included in the shares reserved for issuance under the 2016 Plan as a result of the forfeiture, cancellation or termination (other than by exercise) of previously made grants under the 2006 Plan during the period between December 9, 2016 and May 31, 2017, which are also hereby deregistered.  Additional shares reserved for issuance under the 2006 Plan may become available in the future as a result of the forfeiture, cancellation or termination (other than by exercise) under the 2006 Plan, and these additional shares will be included in the shares reserved for issuance under the 2016 Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Company is filing a Registration Statement on Form S-8 to register the First Additional Carried Forward Shares for issuance pursuant to the 2016 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, the Commonwealth of Massachusetts on this 4th day of August, 2017.

IMMUNOGEN, INC.

By:	/s/ Mark J. Enyedy
Mark J. Enyedy
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark J. Enyedy	President, Chief Executive Officer and Director	August 4, 2017
Mark J. Enyedy	(Principal Executive Officer)

/s/ David B. Johnston	Executive Vice President, Chief Financial Officer, and Treasurer	August 4, 2017
David B. Johnston	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	August 4, 2017
Stephen C. McCluski

*	Director	August 4, 2017
Mark Goldberg

*	Director	August 4, 2017
Daniel M. Junius

*	Director	August 4, 2017
Dean J. Mitchell

*	Director	August 4, 2017
Kristine Peterson

*	Director	August 4, 2017
Howard H. Pien

*	Director	August 4, 2017
Joseph J. Villafranca

*	Director	August 4, 2017
Richard J. Wallace

* By:	/s/ David B. Johnston
David B. Johnston
(Attorney-in-fact)

EXHIBIT INDEX

Exhibit No.	Description

23.1*	Consent of Ernst & Young LLP

* Filed herewith